Exhibit 5.1

ONE SHELL PLAZA
910 LOUISIANA
HOUSTON, TEXAS
77002-4995
TEL +1 713.229.1234
FAX +1 713.229.1522
www.bakerbotts.com
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September 12, 2008
063718.1485
Halliburton Company
1401 McKinney, Suite 2400
Houston, Texas 77010
Ladies and Gentlemen:
          In connection with the issuance by Halliburton Company, a Delaware corporation (“Halliburton”), of $400,000,000 aggregate principal amount of its 5.90% Notes due 2018 (the “2018 Notes”) and $800,000,000 aggregate principal amount of its 6.70% Notes due 2038 (together with the 2018 Notes, the “Notes”), pursuant to (a) the Registration Statement of Halliburton on Form S-3 (Registration No. 333-149368) (the “Registration Statement”), which was filed by Halliburton with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (b) the related prospectus dated February 22, 2008, as supplemented by the prospectus supplement relating to the sale of the Notes dated September 9, 2008 (as so supplemented, the “Prospectus”), as filed by Halliburton with the Commission pursuant to Rule 424(b) under the Act, certain legal matters with respect to the Notes are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Current Report of Halliburton on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).
          The Notes are to be issued and the terms of the Notes of each series are to be established pursuant to the Indenture, dated October 17, 2003, between Halliburton and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), as supplemented by the Fourth Supplemental Indenture, dated as of the date hereof (as so supplemented, the “Indenture”).
          In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Underwriting Agreement, dated September 9, 2008 (the “Underwriting Agreement”), among Halliburton and the several Underwriters named in Schedule II to the Underwriting Agreement (the “Underwriters”), relating to the issuance and sale of the Notes; (ii) the Indenture, (iii) the global notes representing the Securities, (iv) the Registration Statement and the Prospectus, (v) Halliburton’s Restated Certificate of Incorporation and By-laws, in each case as amended to date, (vi) corporate records of Halliburton, including certain resolutions of the Board of Directors of Halliburton as furnished to us by Halliburton, and (vii) certificates of public officials and of representatives of Halliburton, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates, statements or other representations of officers or authorized agents of Halliburton and of

Halliburton	2	September 12, 2008
governmental and public officials with respect to the accuracy of the material factual matters contained therein or covered thereby. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. We also have assumed that the Notes of each series will be issued and sold in the manner set forth in the Prospectus.
          On the basis of the foregoing, and subject to the assumptions, limitations, qualifications and exceptions set forth herein, we are of the opinion that the Notes will, when duly executed, issued and delivered by Halliburton and authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Notes and when duly purchased and paid for by the Underwriters in accordance with the terms of the Underwriting Agreement, constitute legal, valid and binding obligations of Halliburton, enforceable against Halliburton in accordance with their terms, except as that enforcement is subject to any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, and general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law).
          The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware, the contract law of the State of New York and federal law of the United States, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Form 8-K. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Very truly yours,
/s/ Baker Botts L.L.P.